EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the use in this Registration Statement on Form S-8 of Javelin Pharmaceuticals, Inc. of our reports dated March 13, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K of Javelin Pharmaceuticals, Inc. for the year ended December 31, 2007. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.
/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Burlington, Massachusetts
March 13, 2008